Exhibit 99.1

Contact:	Gary Thompson – Media	Eric Hession – Investors
	Harrah’s Entertainment, Inc.	Harrah’s Entertainment, Inc.
	(702) 407-6529	(702) 407-6446

LAS VEGAS - November 5, 2010 - Harrah’s Entertainment, Inc. (the “Company”) today announced that it has commenced an initial public offering of 31,250,000 shares of common stock. All shares included in the initial public offering are being sold by the Company to be listed under the name Caesars Entertainment Corporation. The estimated range for the initial public offering price is $15.00 to $17.00 per share. The Company has applied to have the shares listed on the Nasdaq Global Select Market under the symbol “CZR.” The Company has granted the underwriters a 30-day option to purchase up to an additional 4,687,500 shares of common stock on the same terms and conditions. The Company intends to use the net proceeds from the offering to fund a near-term pipeline of growth projects and for general corporate purposes.

Citi, Credit Suisse Securities (USA) LLC, BofA Merrill Lynch, Deutsche Bank Securities and Goldman, Sachs & Co. will act as the joint bookrunners for the offering. The offering will be made only by means of a prospectus, copies of which may be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, 800-831-9146 or email: batprospectusdept@citigroup.com or from Credit Suisse, Prospectus Department, One Madison Avenue, New York, NY, 10010 or by calling (800) 221-1037.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

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Harrah’s Entertainment, Inc. is the world’s largest provider of branded casino entertainment. The company’s properties operate primarily under the Harrah’s®, Caesars® and Horseshoe® brand names. Harrah’s also owns the World Series of Poker® and the London Clubs International family of casinos.